Exhibit 10.1

SETTLEMENT AGREEMENT AND
DISENTANGLEMENT TRANSITION PLAN

THIS SETTLEMENT AGREEMENT AND DISENTANGLEMENT TRANSITION PLAN (“Agreement”) is made and entered into as of this 10th day of February, 2006, by and between Nextel Operations, Inc., for itself and as authorized agent of and for Nextel of California, Inc., Nextel Communications of the MidAtlantic, Inc., Nextel of New York, Inc., Nextel South Corp., Nextel of Texas, Inc. and Nextel West Corp. (collectively, “Nextel”) and Metro One Telecommunications, Inc. (“Metro One”). The foregoing parties are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Nextel and Metro One entered into that certain Master Services Agreement for Directory Assistance Services dated January 1, 2005 (the “Master Services Agreement”) pursuant to which Metro One provided certain directory assistance services to Nextel; and

WHEREAS, on or about October 14, 2005 Nextel notified Metro One of its intent to terminate the Master Services Agreement for convenience pursuant to Section 11.2.2 thereof; and

WHEREAS, Nextel filed a complaint against Metro One in the United States District Court for the Eastern District of Virginia (the “Court”), Civil Action No. 1:05 CV-1452, captioned Nextel Operations, Inc. v. Metro One Telecommunications, Inc., and Metro One has filed its answer and counterclaims thereto (collectively, the “Litigation”); and

WHEREAS, on or about December 21, 2005, on the application of Nextel, the Court entered a preliminary injunction requiring, among other things, Metro One to continue meeting the prescribed service levels under the Master Services Agreement and directing the Parties to continue in good faith to negotiate the provisions of a disentanglement transition plan as contemplated by the Master Services Agreement (the “Preliminary Injunction”); and

WHEREAS, the Parties now desire to resolve the claims raised in the Litigation to avoid further expenditure of time and the expenses of contested litigation; and

WHEREAS, the Parties also desire to enter into a mutually acceptable “disentanglement transition plan” (the “Disentanglement Plan”) as contemplated by Section 12 of the Master Services Agreement;

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

AGREEMENT

1.             Incorporation of Recitals. The above recitals are true and are hereby incorporated herein.

2.             Releases and Dismissal of Litigation. On the Effective Date (as defined below) Nextel and Metro One shall (a) execute and deliver a mutual release substantially in the form of Exhibit ”A” hereto that shall, among other things, provide for the release of all claims that have, or could have, been raised in the Litigation; and (b) file a stipulated dismissal of the Litigation substantially in the form of Exhibit ”B” hereto.

3.             Effective Date. The “Effective Date” for purposes of this Agreement shall be the later of (i) March 31, 2006; or (ii) the date that is five (5) business days after payment of the last installment of the Nextel Payment (as defined in Section 6 below).

4.             Release of Preliminary Injunction. Upon the execution and delivery of this Agreement, the Parties shall file an order in the form attached hereto as Exhibit ”C” dissolving the Preliminary Injunction and releasing the bond posted in connection therewith.

5.             Disentanglement Plan. The Parties hereby agree to the Disentanglement Plan set forth in Sections 5 and 6 hereof, and further agree that it constitutes the disentanglement transition plan contemplated by Section 12 of the Master Services Agreement:

a.             Transition. Nextel shall transfer directory assistance calls for its customers from Metro One on a call center-by-call center basis. Schedule 1 lists, by location, the Metro One call centers currently providing services to Nextel under the Master Services Agreement (each a “Call Center”) and, for each Call Center a “Planned Transition Date” and a “Termination Date.”

b.             Obligations of Nextel. For each Call Center for which Schedule 1 specifies a Planned Transition Date, Nextel shall use its best efforts to transfer directory assistance calls of its customers from that Call Center on or before the specified Planned Transition Date. If Nextel is unable to complete the transition by the Planned Transition date, Nextel shall continue to use its best efforts to complete the transition as soon as possible thereafter. Once all Nextel calls have been transitioned from a Call Center for a period of twenty-four (24) hours (the “Actual Transition Date”), the transfer of such calls shall be deemed complete and Nextel shall not attempt to transfer any such calls back to such Call Center.

Other than as specified in Section 5.d, below, Nextel shall cease routing directory assistance calls from its customers to each Call Center by no later than the specified Termination Date for such Call Center.

c.             Obligations of Metro One. Until the earlier of (i) the Actual Transition Date, or (ii) the Termination Date, Metro One shall continue to provide Services to Nextel from that Call Center as required by the Master Services Agreement, including without limitation maintaining the Service Level Requirements set forth in Section 2.4 and Schedule 2.4 of the Master Services Agreement (“Service Levels”). On the earlier of (i) the Actual Transition Date; or (ii) the Termination Date, Metro One shall have no further obligation (other than as specified in subsection 5.d below) to perform its obligations and provide Nextel with any of the Services under Section 2.3 and the related Schedules and Attachments of the Master Service Agreement, including without limitation maintaining Service Levels with respect to any Nextel calls routed to the applicable Call Center, provided, however, that nothing in this subsection shall be deemed to prevent Metro One from continuing to operate a particular Call Center after the Actual Transition Date or Termination Date, as applicable, to serve customers of carriers other than Nextel.

In the event that any Termination Date must be extended as a result of any act or omission within the sole control of Metro One, such that the Actual Transition Date occurs later than the specified Termination Date, then Metro One’s obligations to perform its obligations and provide Nextel with the Services under Section 2.3 and the related Schedules and Attachments of the Master Services Agreement, including without limitation maintaining Service Levels with respect to any Nextel calls routed to the applicable Call Center, shall continue until the Actual Transition Date.

d.             Inability to Transfer Calls by Termination Date. In the event that Nextel fails to meet its obligation to transition all directory assistance calls from a particular Call Center by the specified Termination Date, or if any transition of Nextel customer calls from such Call Center is unsuccessful on or after such Termination Date then, at the written request of Nextel, Metro One will attempt to service such calls from its remaining call centers, consistent with the capacity of such remaining call centers; provided, however, that Metro One shall have no obligation to maintain Service Levels as to such calls or to keep any particular Call Center(s) open for the purpose of servicing such calls.

e.             Nextel Consent to Rerouting of Calls. Notwithstanding subsection 5.c, above, Metro One may request in writing that Nextel consent to the rerouting of directory assistance calls away from a particular Call Center prior to the specified Termination Date. If Nextel consents in writing (the “Nextel Consent”), which consent shall not be unreasonably withheld, Metro One may reroute any calls received from Nextel at such Call Center to another Call Center of Metro One’s choice; provided, however, that Metro One shall maintain the Service Levels for such rerouted calls until the Actual Transition Date or the Termination Date, as applicable. Once all Nextel calls are rerouted from a Call Center in accordance with this subsection 5.e, Metro One may release or terminate the employees working at such Call Center in its sole discretion.

f.              Metro One Service Level Reports. Within two (2) days following the last day of February, 2006 Metro One shall provide to Nextel a report on the Service Levels for the month of February and shall make the appropriate personnel available for a formal meeting to discuss such reports. On or before March 10, 2006, Metro One shall provide Nextel a report on the Service Levels for the first seven (7) days of March and shall make the appropriate personnel available for a formal meeting to discuss such report. Each such date is referred to herein as a “Report Date,” and each period for which such reports are provided is referred to herein as a “Reporting Period.”

g.             Nextel Payment for Services. Nextel shall continue to make payments to Metro One for all Services provided by Metro One to Nextel in accordance with the terms of, and subject to the conditions in, the Master Services Agreement and this Agreement, including without limitation Services provided pursuant to subsections 5.c, 5.d and 5.e, and 5.f hereof. Such payments shall be in addition to the Nextel Payment (as defined in Section 6 below).

6.             Nextel Payment. Nextel shall pay to Metro One the aggregate sum of EIGHT MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($8,250,000.00) in installments (the “Nextel Payment”). The first installment of Nextel Payment in the amount of $2,500,000.00 was paid by Nextel to Metro One on or about December 14, 2005.

a.             Remaining Nextel Payment. The remaining Nextel Payment in the amount of $5,750,000 (the “Remaining Nextel Payment”) shall be paid in three (3) installments, as follows, and on the dates specified below (each a “Nextel Payment Date”):

(i)                                     $1,916,668.00 no later than March 20, 2006; and

(ii)                                  $1,916,666.00 no later than twenty (20) days after the February, 2006 Report Date; and

(iii)                               $1,916,666.00 no later than twenty (20) days after the March, 2006 Report Date.

b.             Extension of Nextel Payment Dates. If any Termination Date must be extended as a result of any act or omission within the sole control of Metro One, then any upcoming Nextel Payment Date hereunder shall be extended one (1) day for every day that such Termination Date must be extended as a result of such act or omission. The extension of upcoming Nextel Payment Dates as provided herein shall not, standing alone, entitle Nextel to withhold any installment of the Remaining Nextel Payment, whether in accordance with Section 6.d hereof or otherwise.

c.             Adjustments to Remaining Nextel Payment. If, following the execution date of this Agreement, Service Levels are not met by Metro One for any Reporting Period, and Nextel is entitled to any Adjustment Credits pursuant to Section 6.3 of the Master Services Agreement and Schedule 2.4 thereof as to such missed Service Levels, any such credits shall not only be applied to the amounts due Metro One under the Master Services Agreement, but also to the installment of the Remaining Nextel Payment due for such Reporting Period. The application of Adjustment Credits to such installment of the Remaining Nextel Payment shall not be subject to the limitations on the At Risk Amount as set forth in Section II.C of Schedule 2.4 of the Master Services Agreement.

d.             Nextel Election to Withhold Installment of Remaining Nextel Payment. Nextel may elect, in lieu of its remedies in the subsection 6.c, above, to withhold payment of the installment of the Remaining Nextel Payment applicable to a Reporting Period if Metro One fails to meet the standards prescribed in Schedule 2.4 of the Master Services Agreement for the Service Levels described therein as “accessibility,” “speed of answer,” “abandon rate,” “listing accuracy,” or “service quality” on:

(i)                                     six (6) or more occasions during January, 2006; or

(ii)                                  four (4) or more occasions during the February, 2006, Reporting Period; or

(iii)                               three (3) or more occasions during the March, 2006 Reporting Period;

provided, however, that, if Nextel fails to meet any one of the Planned Transition Dates set forth in Schedule 1 during the February, 2006 or March, 2006 Reporting Periods, Nextel may elect to withhold the installment of the Remaining Nextel Payment due for such Reporting Period only if Metro One fails to satisfy the above-described Service Levels on six (6) or more occasions during the February, 2006 Reporting Period or on six (6) or more occasions during the March, 2006 Reporting Period, as applicable. Nextel’s election not to pay an installment of the Remaining Nextel Payment as provided in this subsection 6.d shall not affect Metro One’s entitlement to receive payments for Services under the Master Services Agreement during such Reporting Period, subject to the Adjustment Credits chargeable against such payments under the Agreement.

7.             Amendment of Master Services Agreement. To the extent that this Agreement is inconsistent with the terms of the Master Services Agreement, the Master Services Agreement shall be deemed amended to conform to the provisions of this Agreement. The Master Services Agreement shall otherwise remain in full force and effect. The Master Services Agreement shall continue to govern Metro One’s provision of, and Nextel’s payments for, Services for so long as Metro One provides Services to Nextel under this Agreement.

8.             Entire Agreement. This Agreement, including the exhibits and schedules thereto, and, to the extent it is not inconsistent with this Agreement, the Master Services Agreement, contain the entire agreement between the Parties agreements with regard to the matters set forth herein and supersede any and all prior agreements and understandings, whether written or oral, of the Parties hereto relating to the subject matter herein. This Agreement may be amended only by written instrument signed by the Parties.

9.             Binding Agreement. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective members, employees, agents, shareholders, officers, directors (in their individual and representative capacities), subsidiaries, predecessors, affiliates, parent corporations, if any, joint ventures, successors, assigns, administrators, and trustees.

10.           Confidentiality. The terms and conditions of this Agreement shall be considered Confidential Information under, and shall be subject to, Section 7.3 of the Master Services Agreement.

11.           Authorization. Each Party represents and warrants that its representatives executing this Agreement are fully authorized to do so on its behalf and Nextel Operations, Inc. represents and warrants that it is authorized to execute and deliver this Agreement for and on behalf of Nextel of California, Inc., Nextel Communications of the MidAtlantic, Inc., Nextel of New York, Inc., Nextel South Corp., Nextel of Texas, Inc. and Nextel West Corp.

12.           Defined Terms. Any capitalized term used, but not defined, herein shall have the meaning ascribed to it by the Master Services Agreement.

13.           Effect of Section Headings. The section headings appearing in this Agreement are inserted for the purpose of convenience and reference and shall not be construed to define, limit or extend the scope of intent of the language of the sections to which they pertain.

14.           Counterparts. This Agreement may be executed in counterparts, each one of which shall be deemed an original, and all of which together shall be deemed the same agreement.

15.           No Admissions:  Nothing herein shall be deemed an admission or acknowledgement of liability or wrongdoing by any Party.

IN WITNESS WHEREOF, the Parties by and through their duly authorized representatives, have entered into, and executed, this Agreement as of the date first set forth above.

METRO ONE TELECOMMUNICATIONS, INC.

By:

Title:

Printed:

METRO ONE TELECOMMUNICATIONS, INC.

By:	/s/ James M. Usdan

Printed:	James M. Usdan

Title:	President and CEO

NEXTEL OPERATIONS, INC. (for itself and as authorized agent for and on behalf of NEXTEL OF CALIFORNIA INC., NEXTEL COMMUNICATIONS OF THE MIDATLANTIC, INC., NEXTEL OF NEW YORK, INC., NEXTEL SOUTH CORP, NEXTEL OF TEXAS INC. AND NEXTEL WEST CORP.)

By:	/s/ John Craine

Printed:	John Craine

Title:	Sr. Director, Supply Chain Management